Exhibit 12

Idaho Power Company
Consolidated Financial Information
Ratio of Earnings to Fixed Charges and Supplemental Ratio of Earnings to Fixed Charges
(Thousands of Dollars)

	Three Months Ended March 31, 2010		Twelve Months Ended December 31,

			2009		2008		2007		2006		2005

RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Income from continuing operations before income taxes	$20,527		$158,080		$131,715		$111,965		$137,890		$115,764
Adjust for distributed income of equity investees	(348)		2,464		(6,772)		(5,553)		(9,347)		(10,370)
Fixed charges, as below	20,550		78,543		77,568		68,272		60,687		57,739

Total earnings, as defined	$40,729		$239,087		$202,511		$174,684		$189,230		$163,133

Fixed charges, as defined:
Interest charges[1]	$20,295		$77,580		$76,711		$67,386		$59,955		$56,866
Rental interest factor	255		963		857		886		732		873

Total fixed charges, as defined	$20,550		$78,543		$77,568		$68,272		$60,687		$57,739

Ratio of earnings to fixed charges	1.98	x	3.04	x	2.61	x	2.56	x	3.12	x	2.83	x

SUPPLEMENTAL RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Income from continuing operations before income taxes	$20,527		$158,080		$131,715		$111,965		$137,890		$115,764
Adjust for distributed income of equity investees	(348)		2,464		(6,772)		(5,553)		(9,347)		(10,370)
Supplemental fixed charges, as below	20,877		80,028		79,358		70,024		62,463		59,351

Total earnings, as defined	$41,056		$240,572		$204,301		$176,436		$191,006		$164,745

Supplemental fixed charges:
Interest charges[1]	$20,295		$77,580		$76,711		$67,386		$59,955		$56,866
Rental interest factor	255		963		857		886		732		873
Supplemental increment to fixed charges[2]	327		1,485		1,790		1,752		1,776		1,612

Total supplemental fixed charges	$20,877		$80,028		$79,358		$70,024		$62,463		$59,351

Supplemental ratio of earnings to fixed charges	1.97	x	3.01	x	2.57	x	2.52	x	3.06	x	2.78	x

[1]	FIN 48 interest is not included in interest charges.

[2]	Explanation of increment - Interest on the guaranty of American Falls Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.